Exhibit 99.1

ARVANA AND LUXCOR TERMINATE LOI TO ACQUIRE ARIZONA GOLD PROPERTY

Salt Lake City, Utah, July 7, 2023, Arvana Inc. (OTC: AVNI) today announced that it has reached a mutual understanding with Luxcor Gold (Alberta) Limited Partnership (Luxcor), to terminate the previously announced letter of intent (LOI) to acquire certain registered mining claims, mining permits, infrastructure and equipment to process prospective gold ore in La Paz County, Arizona.

The LOI, signed on June 28, 2023, outlined the terms and conditions for the acquisition of the Luxcor gold property, including related assets. However, after additional consideration, in light of subsequent discussions between the parties involved, Arvana and Luxcor jointly agreed to terminate the LOI. Both parties concluded that terminating the LOI was in their respective best interests due to their mutual reassessment of financial considerations.

The mutual termination of the LOI does not impact Arvana’s overall growth strategy or disrupt ongoing operations. Arvana’s dedicated management team continues to focus on advancing the company’s existing business, exploring new potential ventures, and delivering value to its stockholders.

Arvana will continue to provide updates on its activities, and share significant developments in its business with interested stakeholders.

For additional information concerning our business, please refer to Arvana’s filings with the Securities and Exchange Commission or contact us directly.

Arvana Inc.

Arvana (“OTC: AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended, that is quoted on the OTC Pink Sheets Current Information Alternative Reporting platform.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements contained in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Form 8-K, Form 10-Q and Form 10-K, which may be viewed at www.sec.gov.

Contact

Ruairidh Campbell, Chief Executive Officer

Phone: +1 801-232-7395

Email: ruairidh@arvana.us

Website: https://arvana.us